Exhibit 10.35

POST-RETIREMENT CONSULTING
AND NONCOMPETITION AGREEMENT

     This Consulting Agreement (this “Agreement”) is made as of December 31, 2005 (the “Effective Date”), by and between:

     Roger K. Brooks, an individual resident of Iowa; and

     AmerUs Group Co., an Iowa stock corporation, which has its principal place of business at 699 Walnut Street, Des Moines, Iowa 50309 (“AmerUs”).

BACKGROUND

     A. Mr. Brooks has previously served as the Chairman and Chief Executive Officer of AmerUs.

     B. As part of the terms under which Mr. Brooks is retiring from the employ of AmerUs, the parties desire to have him provide certain services to AmerUs, as an independent contractor, relating to the business and operations of AmerUs for a term following Mr. Brooks’s retirement.

     C. AmerUs also undertakes to restrict Mr. Brooks’s other activities during the term of this Agreement.

     NOW, THEREFORE, the parties agree as follows:

TERMS

SECTION 1 Consultant Services.

1.1	Term of Agreement. The term of this Agreement runs from the Effective Date until December 31, 2008, subject to the provisions of Section 1.4 of this Agreement.

1.2	Services. Mr. Brooks shall, during the first two years of the term of this Agreement, provide personal consulting services to AmerUs, as requested by the Chief Executive Officer of AmerUs and in accordance with the other terms of this Agreement.

1.3	Time Commitment. Mr. Brooks will be available for up to 40 hours per month to provide the services described in Section 1.2.

1.4	Independent Status.

(A)	The relationship of Mr. Brooks to AmerUs is that of an independent contractor.

(B)	Nothing in this Agreement is intended or may be construed to constitute Mr. Brooks a common-law employee or agent of AmerUs.

(C)	Mr. Brooks may not be treated as an employee of AmerUs for U.S. federal or state tax purposes with respect to the services performed for AmerUs under this Agreement.

(D)	Mr. Brooks is not entitled, solely by reason of this Agreement, to any benefits provided by AmerUs to its employees, including without limitation health and retirement benefits.

SECTION 2 Restrictive Covenants.

2.1	Noncompetition. During the three years immediately following the Effective Date, Mr. Brooks shall not, without the prior written consent of AmerUs, which may be given or withheld in AmerUs’s sole discretion, engage in, represent in any way, or be connected with any business or activity that is involved in the financial services industry, in any capacity, including without limitation as an officer, director, partner, employee, agent, proprietor, stockholder, consultant, or otherwise, except for the ownership of a not more than 5% stock interest in a publicly traded corporation.

2.2	Nonsolicitation. For the period of three years immediately following the Effective Date, Mr. Brooks shall not, directly or indirectly, without the prior written consent of AmerUs, which may be given or withheld in its sole discretion:

(A)	solicit business, which is competitive with the business of AmerUs or any Affiliates:

(i)	from any person, firm, or entity that was a customer, supplier, of AmerUs or its Affiliates or was likewise involved with respect to any part of the business of AmerUs or its Affiliates at any time during the two years preceding the Effective Date; or

(ii)	from any potential customer, or supplier, with which AmerUs or any Affiliate has had active discussions concerning potential business at any time during the two years preceding the Effective Date; or

(B)	induce or attempt to induce any person, firm, or entity referred to in Section 2.1(A)(i) to reduce its business with AmerUs or any Affiliate; or

(C)	solicit or attempt to solicit any employee or agent of AmerUs or any Affiliate to leave the employ of AmerUs or the Affiliate.

2.3	Nondisclosure.

(A)	Mr. Brooks shall not, unless authorized or instructed in writing by AmerUs to do so, disclose to others or use any confidential information concerning the business and affairs of AmerUs and its Affiliates.

(B)	All information, whether written or not and whether or not obtained from third parties or developed by Mr. Brooks, regarding the business of AmerUs (including without limitation information relating to finances, business plans, existing or contemplated services or products, existing or prospective customers, executed or prospective contracts and existing or prospective business arrangements) and its Affiliates is deemed to be confidential, except to the extent that such information has been lawfully and without breach of confidential obligation made generally available to the public.

2.4	Independent Covenants. The restrictions set forth in this Section 2 must be construed as independent covenants, and the existence of any claim or cause of action against AmerUs or any of its Affiliates, whether predicated upon this Section 2 or otherwise, does not constitute a defense to the enforcement by AmerUs or any of its Affiliates of the restrictions contained herein.

2.5	Unenforceable Provisions. If any of the restrictions contained in this Section 2 is deemed to be unenforceable by reason of its extent, duration, or geographical scope, or otherwise, then the court making such determination may reduce such extent, duration, geographical scope, or other provisions, and in its reduced form such restriction is then enforceable to its full extent.

2.6	Acknowledgments. Mr. Brooks acknowledges that:

(A)	the restrictions contained in this Section 2 are reasonable and necessary to protect the business and interests of AmerUs and its Affiliates;

(B)	any violation of these restrictions will cause substantial irreparable injury to AmerUs and its Affiliates and that monetary remedies alone, including forfeiture of the unvested and unpaid compensation provided in Section 3 of this Agreement, may not be sufficient; and

(C)	AmerUs and its Affiliates are all intended beneficiaries of the restrictions set forth in this Section 2 and that each Affiliate may enforce these restrictions separate and apart from any enforcement thereof by AmerUs.

2.7	Other Remedies. Nothing in this Agreement may be construed as prohibiting or limiting AmerUs or its Affiliates from pursuing any other remedy or remedies that may be permitted at law or in equity, including without limitation injunctive relief and recovery of damages.

2.8	Affiliate. For purposes of this Agreement, the term “Affiliate” means any person or entity that controls, is controlled by, or is under common control with AmerUs.

SECTION 3 Payment.

3.1	Grant of Restricted Stock Units. As of the Effective Date, AmerUs shall issue Restricted Stock Units (the “Agreement RSUs”) to Mr. Brooks in a number equal to $2 million divided by the closing price of AmerUs’s Class A common stock on December 30, 2005, adjusted up to next whole number equally divisible by eight.

3.2	Payment Schedule. If Mr. Brooks has satisfied all of his obligations under this Agreement through the period preceding each of the following payment dates, AmerUs shall, as sole compensation for his services and covenants under this Agreement, issue to Mr. Brooks unrestricted shares of stock corresponding with the Agreement RSUs according to the following schedule:

(A)	on December 29, 2006, one-quarter of the Agreement RSUs (of which one-sixteenth of the Agreement RSUs shall be allocable to Mr. Brooks’s consulting services under Section 1, and the remainder allocable to his obligations under Section 2);

(B)	on July 1, 2007, one-eighth of the Agreement RSUs (of which one-thirty-second of the Agreement RSUs shall be allocable to Mr. Brooks’s consulting services under Section 1, and the remainder allocable to his obligations under Section 2);

(C)	on December 28, 2007, one-eighth of the Agreement RSUs(of which one-thirty-second of the Agreement RSUs shall be allocable to Mr. Brooks’s consulting services under Section 1, and the remainder allocable to his obligations under Section 2) ;

(D)	on July 1, 2008, one-quarter of the Agreement RSUs (all of which shall be allocable to Mr. Brooks’s obligations under Section 2); and

(E)	on January 2, 2009, one- quarter of the Agreement RSUs (all of which shall be allocable to Mr. Brooks’s obligations under Section 2).

3.3	Earlier Vesting and Payment. In the event of Mr. Brooks’s death or disability (within the meaning of section 409A of the Internal Revenue Code) before the termination of this Agreement, or upon the occurrence of any event with respect to AmerUs which constitutes a change-in-control event within the meaning of section 409A of the Internal Revenue Code, all of the unvested Agreement RSUs shall vest in Mr. Brooks and AmerUs shall thereupon issue to Mr. Brooks unrestricted shares of stock corresponding to the Agreement RSUs for which shares had not yet been issued.

3.4	Expenses. AmerUs shall pay directly or reimburse Mr. Brooks for his reasonable business expenses incurred in performing his duties under this Agreement.

SECTION 4 General Provisions.

4.1	Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to its subject matter, and this Agreement supersedes all prior understandings and agreements between the parties with respect to its subject matter.

4.2	Changes.

(A)	No modification, amendment, or waiver of any provision of this Agreement is effective unless reduced to writing and signed by the parties.

(B)	A party’s failure at any time to enforce any of the provisions of this Agreement may not:

(i)	be construed as a waiver of any such provision; and

(ii)	affect the right of such party thereafter to enforce any such provision in accordance with its terms.

4.3	Assignment.

(A)	This Agreement may not be assigned by a party without the prior written consent of the other party, except that AmerUs may assign this Agreement to any Affiliate or successor.

(B)	The rights of a party to this Agreement inure to:

(i)	the benefit of any permitted assignee; and

(ii)	in the case of Mr. Brooks, to his heirs, legatees, personal representatives, executor, or administrator.

4.4	Applicable Law. This Agreement and the rights and obligations of the parties must be construed, interpreted, and enforced in accordance with, and governed by the laws of, the State of Iowa.

4.5	Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile of this Agreement, each of which so executed is deemed to be an original, and such counterparts together, upon delivery, constitute one and the same instrument.

{Signatures begin on next page.}

     IN WITNESS WHEREOF, each of the undersigned has signed this Consulting Agreement, or has caused this Consulting Agreement to be signed on his or its behalf, as of the date set out above.

AMERUS GROUP CO.

By:
Name:
Title:

Roger K. Brooks